Exhibit 99.1

PRESS RELEASE	Contact: Peter G. Wiese
For Immediate Release	EVP & Chief Financial Officer (530) 898-0300
TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS
CHICO, CA – (April 28, 2021) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $33,649,000 for the quarter ended March 31, 2021, compared to $23,657,000 during the trailing quarter ended December 31, 2020 and $16,121,000 during the quarter ended March 31, 2020. Diluted earnings per share were $1.13 for the first quarter of 2021, compared to $0.79 for the fourth quarter of 2020 and $0.53 for the first quarter of 2020.
Financial Highlights
Performance highlights and other developments for the Company as of or for the three months ended March 31, 2021 included the following:
•For the three months ended March 31, 2021, the Company’s return on average assets was 1.75% and the return on average equity was 14.51%.
•Organic loan growth, excluding PPP was $68.19 million (6.16% annualized) for the quarter totaled while total loan growth, excluding PPP was $169.78 million (15.3% annualized) for the quarter.
•For the current quarter, net interest margin was 3.74% on a tax equivalent basis as compared to 4.34% in the quarter ended March 31, 2020, and a decrease of 5 basis points from the 3.79% in the trailing quarter.
•The efficiency ratio was 50.42% for the first quarter of 2021, as compared to 55.11% in the trailing quarter and 59.66% in the same quarter of the prior year.
•As of March 31, 2021, the Company reported total loans, total assets and total deposits of $4.97 billion, $8.03 billion and $6.86 billion, respectively. As a direct result of the considerable deposit growth experienced over the last twelve months, the loan to deposit ratio was 72.37% as of March 31, 2021, as compared to 73.21% at December 31, 2020 and 81.05% at March 31, 2020.
•Non-interest bearing deposits as a percentage of total deposits were 40.31% at March 31, 2021, as compared to 39.68% at December 31, 2020 and 34.86% at March 31, 2020.
•The average rate of interest paid on deposits, including non-interest-bearing deposits, decreased to 0.06% for the first quarter of 2021 as compared with 0.07% for the trailing quarter, and decreased by 13 basis points from the average rate paid of 0.19% during the same quarter of the prior year.
•Total outstanding loan deferral modifications under the CARES Act legislation was $48.27 million as of March 31, 2021, of which $18.0 million related to second deferrals, and an additional $1.9 million related to third deferrals.
•The reversal of provision for credit losses for loans and debt securities was $6.1 million during the quarter ended March 31, 2021, as compared to a provision expense of $4.9 million during the trailing quarter ended December 31, 2020, and a provision expense totaling $8.1 million for the three month period ended March 31, 2020.
•The allowance for credit losses to total loans was 1.73% as of March 31, 2021, compared to 1.93% as of December 31, 2020, and 1.15% as January 1, 2020, following the Company's adoption of CECL. Non-performing assets to total assets were 0.39% at March 31, 2021, as compared to 0.39% as of December 31, 2020, and 0.31% at March 31, 2020.
•Gain on sale of loans for the three months ended March 31, 2021 totaled $3.2 million, as compared to $3.5 million during the quarter ended December 31, 2020 and $0.9 million for the quarter ended March 31, 2020.
“We continued to benefit from significant growth in deposits during the quarter and we effectively deployed that liquidity to defend net interest income through strong organic and PPP loan growth, as well as additional purchases of whole loans and investment securities," commented Peter Wiese, EVP and Chief Financial Officer. Rick Smith, President and CEO added; "The actions and activities that we pursued during the second half of last year continue to benefit Tri Counties Bank as evidenced by the significant reduction in noninterest expenses and our efficiency ratio. In addition, we rewarded shareholders with an increase in our dividend which now equates to $1.00 per year paid in quarterly amounts of $0.25. Our entire team has become more energized by the idea and growing ability to return to our offices, as well as the increasing level of market activity and opportunities that we continue to pursue."
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Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
For the three months ended March 31, 2021, the Company’s return on average assets was 1.75% and the return on average equity was 14.51%. For the three months ended March 31, 2020, the Company’s return on average assets was 1.00% and the return on average equity was 7.14%.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars and shares in thousands)	2021	2020	$ Change	% Change
Net interest income	$66,440	$66,422	$18	0.0%
Reversal of (provision for) credit losses	6,060	(4,850)	10,910	(224.9)%
Noninterest income	16,110	16,580	(470)	(2.8)%
Noninterest expense	(41,618)	(45,745)	4,127	(9.0)%
Provision for income taxes	(13,343)	(8,750)	(4,593)	52.5%
Net income	$33,649	$23,657	$9,992	42.2%
Diluted earnings per share	$1.13	$0.79	$0.34	43.0%
Dividends per share	$0.25	$0.22	$0.03	13.6%
Average common shares	29,727	29,757	(30)	(0.1)%
Average diluted common shares	29,905	29,863	42	0.1%
Return on average total assets	1.75%	1.24%
Return on average equity	14.51%	10.37%
Efficiency ratio	50.42%	55.11%

	Three months ended March 31,
(dollars and shares in thousands)	2021	2020	$ Change	% Change
Net interest income	$66,440	$63,192	$3,248	5.1%
Reversal of (provision for) credit losses	6,060	(8,070)	14,130	(175.1)%
Noninterest income	16,110	11,820	4,290	36.3%
Noninterest expense	(41,618)	(44,749)	3,131	(7.0)%
Provision for income taxes	(13,343)	(6,072)	(7,271)	119.7%
Net income	$33,649	$16,121	$17,528	108.7%
Diluted earnings per share	$1.13	$0.53	$0.60	113.2%
Dividends per share	$0.25	$0.22	$0.03	13.6%
Average common shares	29,727	30,395	(668)	(2.2)%
Average diluted common shares	29,905	30,523	(618)	(2.0)%
Return on average total assets	1.75%	1.00%
Return on average equity	14.51%	7.14%
Efficiency ratio	50.42%	59.66%

SBA Paycheck Protection Program
In March 2020, the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") was created to help small businesses keep workers employed during the COVID-19 crisis. In December 2020, the SBA announced plans for a second round of PPP lending with streamlined requirements for both borrowers and lenders. Effective Friday, January 15, 2021, Tri Counties Bank launched and began accepting applications via an improved on-line portal which allows borrowers to open a new account and submit PPP applications under the new PPP guidance.
The following is a summary of PPP loan related activity as of the periods indicated:

(dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total number of PPP loans outstanding	2,484	2,310	2,924	2,900

PPP loan balance (Round 1 origination), gross	$193,958	$333,982	$437,793	$436,731
PPP loan balance (Round 2 origination), gross	176,316	n/a	n/a	n/a
Total PPP loans, gross	$370,274	$333,982	$437,793	$436,731

PPP deferred loan fees (Round 1 origination)	$2,358	$7,212	$11,846	$13,300
PPP deferred loan fees (Round 2 origination)	7,072	n/a	n/a	n/a
Total PPP deferred loan fees	$9,430	$7,212	$11,846	$13,300

As of March 31, 2021, the total gross balance outstanding of PPP loans (Round 1) was $193,958,000 (948 loans) as compared to total round 1 PPP originations of $438,510,000. Included in the balance of outstanding PPP loans as of March 31, 2021 are approximately 115 loans totaling $75,669,000 that have been submitted to and are pending forgiveness by the SBA. In connection with the origination of these loans, the Company earned approximately $15,735,000 in loan fees, offset by deferred loan costs of approximately $763,000, the net of which will be recognized over the earlier of loan maturity (generally 24 months), repayment or receipt of forgiveness confirmation. As of March 31, 2021 there was approximately $2,358,000 in net deferred fee income remaining to be recognized. During the three months ended March 31, 2021, the Company recognized $4,854,000 in fees on round 1 PPP loans.
As of March 31, 2021, the total gross balance outstanding of PPP loans (Round 2) was $176,316,000 (1,536 loans) as compared to round 2 originations of the same amount. In connection with the origination of these loans, the Company earned approximately $7,850,000 in loan fees, offset by deferred loan costs of approximately $400,000, the net of which will be recognized over the earlier of loan maturity (generally 60 months), repayment or receipt of forgiveness confirmation. As of March 31, 2021 there was approximately $7,072,000 in net deferred fee income remaining to be recognized. During the three months ended March 31, 2021, the Company recognized $378,000 in fees on round 2 PPP loans. Based on application and approval activity occurring subsequent to March 31, 2021, management anticipates that total round 2 PPP originations will approximate 1,700 loans for $190,215,000 and which are expected generate $9,055,000 in fees from the SBA.

COVID Deferrals
Following the passage of the CARES Act legislation, the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" was issued by federal bank regulators, which offers temporary relief from troubled debt restructuring accounting for loan payment deferrals for certain customers whose businesses are experiencing economic hardship due to Coronavirus. The applicable period for this relief, originally expected to expire on December 31, 2020, was extended through 2021 by way of the Consolidated Appropriations Act. The Company continues to closely monitor the effects of the pandemic on our loan and deposit customers. Our management team continues to be focused on assessing the risks in our loan portfolio and working with our customers to mitigate where possible, the risk of potential losses. Beginning in April 2020, the Company implemented loan programs to allow certain consumers and businesses impacted by the pandemic to defer loan principal and interest payments.
The following is a summary of COVID related loan customer modifications with outstanding balances as of March 31, 2021:

			Modification Type		Deferral Term
(dollars in thousands)	Modified Loan Balances Outstanding	% of Total Category of Loans	Interest Only Deferral	Principal and Interest Deferral	90 Days	180 Days	Other
Commercial real estate:
CRE non-owner occupied	$41,848	2.69%	95.6%	4.4%	26.6%	57.9%	15.6%
CRE owner occupied	5,148	0.80	100.0	—	—	75.1	24.9
Multifamily	—	—	—	—	—	—	—
Farmland	—	—	—	—	—	—	—
Total commercial real estate loans	46,996	1.5	96.1	3.9	23.7	59.7	16.6
Consumer:
SFR 1-4 1st lien	457	0.1	100.0	—	—	100.0	—
SFR HELOCs and junior liens	97	—	—	100.0	100.0	—	—
Other	—	—	—	—	—	—	—
Total consumer loans	554	0.1	82.6	17.4	17.4	82.6	—
Commercial and industrial	716	0.1	78.8	21.2	—	21.2	—
Construction	—	—	—	—	—	—	—
Agriculture production	—	—	—	—	—	—	—
Leases	—	—	—	—	—	—	—
Total modifications	$48,266	1.0%	95.7%	4.3%	23.3%	59.4%	17.3%
Since inception, total loan modifications associated with CARES Act legislation totaled approximately $439,346,000, of which $48,266,000 and $48,358,000 remained outstanding under their modified terms as of March 31, 2021 and December 31, 2020, respectively. Of the remaining balance outstanding as of March 31, 2021, $18,039,000 is related to second deferrals which are expected to conclude their modification period by August, 2021 and $1,845,000 is related to third deferrals expected to conclude in October, 2021. The Company has elected to forgo the CARES Act Relief guidance for loans totaling $2,160,000 and including all borrowers requesting third deferrals and has deemed such loans along with a limited number of other loans to be impaired under traditional TDR guidance. The remaining balance of loans with modified terms are expected to conclude their modification period during fiscal 2021, however, as long as the current pandemic and recessionary economic conditions continue, it is anticipated that additional borrowers may request an initial or subsequent modification to their loan terms.
Management believes that its analysis of each borrower receiving a loan modification supports the ability of that borrower to return to their normal payment terms at the conclusion of the modification period. However, management determined that risk rating downgrades for each credit receiving a deferral modification was prudent until such time that the borrower's actual payment performance supported an upgrade to the pre-modification risk grade.

Balance Sheet
Total loans outstanding, excluding PPP, grew to $4.61 billion as of March 31, 2021, an increase of 5.2% over the same quarter of the prior year, and an annualized increase of 15.3% over the trailing quarter. Investments outstanding increased to $1.96 billion as of March 31, 2021, an increase of 56.7% annualized over the trailing quarter. Average earning assets to total average assets continued to increase to 92.7% at March 31, 2021, as compared to 92.4% and 90.4% at December 31, 2020, and March 31, 2020, respectively. The Company's loan to deposit ratio was 72.4% at March 31, 2021, as compared to 73.2% and 81.1% at December 31, 2020, and March 31, 2020, respectively.
Total shareholders' equity increased by $17,425,000 during the quarter ended March 31, 2021, primarily as a result of net income of $33,649,000, partially offset by a decrease in accumulated other comprehensive income of $9,319,000, and by $7,432,000 in cash dividends paid on common stock. As a result, the Company’s book value increased to $31.71 per share at March 31, 2021 as compared to $31.12 and $28.91 at December 31, 2020, and March 31, 2020, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $23.72 per share at March 31, 2021, as compared to $23.09 and $20.80 at December 31, 2020, and March 31, 2020, respectively.

Trailing Quarter Balance Sheet Change

Ending balances	As of March 31,	December 31,	$ Change	Annualized % Change
(dollars in thousands)	2021	2020
Total assets	$8,031,612	$7,639,529	$392,083	20.5%
Total loans	4,966,977	4,763,127	203,850	17.1%
Total loans, excluding PPP	4,606,133	4,436,357	169,776	15.3%
Total investments	1,962,780	1,719,102	243,678	56.7%
Total deposits	$6,863,400	$6,505,934	$357,466	22.0%
The growth of deposit balances continued during the first quarter of 2021, increasing by $357,466,000 or 22.0% annualized. The available liquidity from deposit growth was allocated to fund non-PPP loan and investment growth during the period, which increased by $169,776,000 and $243,678,000, or 15.3% and 56.7% annualized, respectively. Approximately $101,466,000 of the non-PPP loan growth during the quarter is attributed to an acquired pool of mortgage loans. New originations of the second round of PPP stimulus more than offset the decline in loans outstanding from the first round of PPP following SBA forgiveness, resulting in an increase of total loans during the first quarter of 2021 by $203,850,000 or 17.1% on an annualized basis as compared to the trailing quarter.

Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of March 31,	As of December 31,	$ Change	Annualized % Change
(dollars in thousands)	2021	2020
Total assets	$7,808,912	$7,570,952	$237,960	12.6%
Total loans	4,763,025	4,767,715	(4,690)	(0.4)%
Total loans, excluding PPP	4,407,150	4,363,873	43,277	4.0%
Total investments	1,775,035	1,572,511	202,524	51.5%
Total deposits	$6,653,754	$6,341,175	$312,579	19.7%
The decline in average total loans of $4,690,000, or (0.4)% on an annualized basis, during the first quarter of 2021 was inconsistent with the actual period end growth as compared to the trailing quarter of $203,850,000 or 17.1%, primarily due to the Company's loan originations occurring in the latter half of the quarter. In addition, the Company purchased a pool of single family residential mortgages totaling approximately $101,466,000 on the final day of the quarter. These purchased loans had at weighted average coupon of approximately 2.72% and an expected yield of approximately 2.48%. The significant growth in both ending and average balances of investment securities was a direct result of management's focus on the deployment of excess cash balances which remained elevated due to continued deposit growth during the quarter.

Year Over Year Balance Sheet Change

Ending balances	As of March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Total assets	$8,031,612	$6,474,309	$1,557,303	24.1%
Total loans	4,966,977	4,379,062	587,915	13.4%
Total loans, excluding PPP	4,606,133	4,379,062	227,071	5.2%
Total investments	1,962,780	1,382,026	580,754	42.0%
Total deposits	$6,863,400	$5,402,698	$1,460,702	27.0%
As discussed in previous quarters, the PPP program generated significant increases in volume during the twelve months ended March 31, 2021 for both loan and deposit balances. Other forms of stimulus payments have further elevated deposit levels during the same period. While excess deposit proceeds are ratably being allocated to the purchase of investment securities with medium term durations to improve overall margin, we expect to maintain above average levels of liquidity through 2021, as the economic impacts of COVID-19 and amount of future stimulus both remain uncertain. Investment securities increased to $1,962,780,000 at March 31, 2021, a change of $580,754,000 or 42.0% from $1,382,026,000 at March 31, 2020.

Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	March 31,	December 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest income	$67,916	$68,081	$(165)	(0.2)%
Interest expense	(1,476)	(1,659)	183	(11.0)%
Fully tax-equivalent adjustment (FTE) (1)	277	258	19	7.4%
Net interest income (FTE)	$66,717	$66,680	$37	0.1%
Net interest margin (FTE)	3.74%	3.79%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,712	$1,960	$(248)
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	3.68%		(0.04)%
PPP loans yield, net:
Amount (included in interest income)	$5,863	$5,676	$187
Net interest margin less effect of PPP loan yield (1)	3.59%	3.68%		(0.09)%
Acquired loans discount accretion and PPP loan yield, net: (1)
Amount (included in interest income)	$7,575	$7,636	$(61)
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.48%	3.56%		(0.08)%

	Three months ended March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Interest income	$67,916	$66,517	$1,399	2.1%
Interest expense	(1,476)	(3,325)	1,849	(55.6)%
Fully tax-equivalent adjustment (FTE) (1)	277	271	6	2.2%
Net interest income (FTE)	$66,717	$63,463	$3,254	5.1%
Net interest margin (FTE)	3.74%	4.34%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,712	$1,748	$(36)
Net interest margin less effect of acquired loan discount accretion(1)	3.64%	4.22%		(0.58)%

(1)Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the uptick in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, decreased during the first quarter of 2021. During the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, purchased loan discount accretion was $1,712,000, $1,960,000, and $1,748,000, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$4,407,150	$54,573	5.02%	$4,363,873	$55,339	5.04%	$4,329,357	$56,258	5.23%
PPP loans	355,875	5,863	6.68%	403,842	5,676	5.59%	—	—	—%
Investments-taxable	1,649,980	6,394	1.57%	1,458,856	6,022	1.64%	1,235,672	8,572	2.79%
Investments-nontaxable (1)	125,055	1,200	3.89%	113,656	1,121	3.92%	118,992	1,175	3.97%
Total investments	1,775,035	7,594	1.74%	1,572,512	7,143	1.81%	1,354,664	9,747	2.89%
Cash at Federal Reserve and other banks	701,666	163	0.09%	658,355	181	0.11%	199,729	783	1.58%
Total earning assets	7,239,726	68,193	3.82%	6,998,582	68,339	3.88%	5,883,750	66,788	4.57%
Other assets, net	569,186			572,370			622,837
Total assets	$7,808,912			$7,570,952			$6,506,587
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,430,943	$76	0.02%	$1,275,550	$43	0.01%	$1,245,896	$169	0.05%
Savings deposits	2,228,281	329	0.06%	2,145,543	405	0.08%	1,864,967	1,062	0.23%
Time deposits	336,605	532	0.64%	362,104	661	0.73%	430,064	1,320	1.23%
Total interest-bearing deposits	3,995,829	937	0.10%	3,783,197	1,109	0.12%	3,540,927	2,551	0.29%
Other borrowings	32,709	4	0.05%	32,504	4	0.05%	22,790	5	0.09%
Junior subordinated debt	57,688	535	3.76%	57,581	546	3.77%	57,272	769	5.40%
Total interest-bearing liabilities	4,086,226	1,476	0.15%	3,873,282	1,659	0.17%	3,620,989	3,325	0.37%
Noninterest-bearing deposits	2,657,925			2,557,978			1,855,006
Other liabilities	123,986			232,224			121,959
Shareholders’ equity	940,775			907,468			908,633
Total liabilities and shareholders’ equity	$7,808,912			$7,570,952			$6,506,587
Net interest rate spread (1) (2)			3.67%			3.71%			4.20%
Net interest income and margin (1) (3)		$66,717	3.74%		$66,680	3.79%		$63,463	4.34%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Net interest income (FTE) during the three months ended March 31, 2021 increased $37,000 or 0.1% to $66,717,000 compared to $66,680,000 during the three months ended December 31, 2020. Over the same period, net interest margin decreased 5 basis points to 3.74% as compared to 3.79% in the trailing quarter. The 5 basis point decrease is attributed to a 2 basis point decrease in non-PPP loan yields, and a 7 basis point decline in investment security yields, which were 1.74% during the three months ended March 31, 2021, as compared to 1.81% during the trailing quarter. Conversely, those yield declines were partially offset due to a 2 basis point improvement in the rate paid on interest-bearing liabilities, and an increase in yields on the PPP loans, which earned 6.68% during the three months ended March 31, 2021, as compared to 5.59% during the trailing quarter. The quarterly increase in yield on PPP loans is due to an acceleration of deferred loan fee accretion resulting from approximately $140,024,000 in PPP loans being approved by the SBA for forgiveness during the quarter, as compared to $103,811,000 in forgiven loans during the last quarter of 2020.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, decreased 21 basis points from 5.23% during the three months ended March 31, 2020, to 5.02% during the three months ended March 31, 2021. The 21 basis point decrease in yields on loans during the comparable three month periods ended March 31, 2021 and 2020 was entirely attributable to decreases in market rates and loan fees as the accretion of discounts from acquired loans added 16 basis points to loan yields in both quarterly periods. The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has remained unchanged at 3.25% since March 15, 2020, when it was reduced from 4.25%.
The decline in interest expense when compared to both the trailing quarter and the same quarter from the prior year was primarily attributed to reductions in the rates offered on deposit products. As a result, the cost of interest-bearing deposits, which decreased by 2 basis points as of March 31, 2021, to 0.10% from 0.12% at December 31, 2020.

In addition, the growth of noninterest-bearing deposits continues to benefit the average cost of total deposits as compared to historical periods. Specifically, the ratio of average total noninterest-bearing deposits to total average deposits was 39.9% and 40.3% as of March 31, 2021 and December 31, 2020, respectively, as compared to 34.4% in the quarter ended March 31, 2020. As a result, the average cost of total deposits decreased to 0.06% at March 31, 2021, compared to 0.19% in the same period of 2020.

Interest Rates and Loan Portfolio Composition
During the first quarter of 2020, several market interest rates, including many rates that serve as reference indices for variable rate loans, declined markedly from previous levels. This prolonged retraction in rates continued to apply downward pressure on the portfolio in the first quarter of 2021. As of March 31, 2021, the Company's loan portfolio consisted of approximately $4.97 billion in outstanding principal with a weighted average coupon rate of 4.20%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.60 billion outstanding with a weighted average coupon rate of 4.46% as of March 31, 2021. Included in the March 31, 2021 loan total, exclusive of PPP loans, are variable rate loans totaling $3.01 billion of which 88.3% or $2.66 billion were at their floor rate. The remaining variable rate loans totaling $351.0 million, which carried a weighted average coupon rate of 4.91% as of March 31, 2021, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.29% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.46% to approximately 4.41%.
As of December 31, 2020, the Company's loan portfolio consisted of approximately $4.80 billion in outstanding principal with a weighted average coupon rate of 4.35%, inclusive of the PPP program loans. Excluding PPP loans, the Company's loan portfolio has approximately $4.47 billion outstanding with a weighted average coupon rate of 4.60% as of December 31, 2020. Included in the December 31, 2020 loan total, exclusive of PPP loans, are variable rate loans totaling $3.02 billion of which 88.2% or $2.66 billion were at their floor rate. The remaining variable rate loans totaling $357.0 million, which carried a weighted average coupon rate of 5.03% as of December 31, 2020, are subject to further rate adjustment. If those remaining variable rate loans were to collectively, through future rate adjustments, be reduced to their respective floors, they would have a weighted average coupon rate of approximately 4.36% which would result in the reduction of the weighted average coupon rate of the total loan portfolio, exclusive of PPP loans, from 4.60% to approximately 4.55%.

Asset Quality and Credit Loss Provisioning
During the three months ended March 31, 2021, the Company recorded a reversal of provision for credit losses of $6,060,000, as compared to a provision expense of $4,850,000 for the trailing quarter, and a provision expense of $8,070,000 during the first quarter of 2020.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Addition to (reversal of) allowance for credit losses	$(6,240)	$4,450	$7,649	$22,089	$8,000
Addition to reserve for unfunded loan commitments	180	400	—	155	70
Total provision for credit losses	$(6,060)	$4,850	$7,649	$22,244	$8,070

The allowance for credit losses (ACL) was $85,941,000 as of quarter ended March 31, 2021, a net decrease of $5,906,000 over the immediately preceding quarter. More specifically, the reversal of allowance for credit losses of $6,240,000 consisted of $5,906,000 in changes relating to qualitative factors, loan volume and changes in credit quality associated with levels of classified, past due and non-performing loans, plus net recoveries totaling $334,000 during the quarter. The portfolio-wide qualitative indicator associated with the forecast levels of US unemployment and the qualitative factors associated with portfolio concentration risks contributed approximately $3,540,000 and $2,954,000, respectively, to the reversal in credit reserves on loans as of March 31, 2021. Further reductions in required reserves of approximately $471,000 were associated with historical loss rates which have continued to remain low despite the recent economic uncertainty. California Unemployment factors, however, did not demonstrate a similar level of improvement and added approximately $834,000 to reserves as of March 31, 2021, as compared to December 31, 2020.

The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and included significant shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Management noted that the majority of economic forecasts utilized in the ACL calculation seem to have rebounded in the current quarter, coinciding with the widespread availability of vaccines, continued easing of occupancy and social distancing restrictions, and continued government stimulus efforts.
Loans past due 30 days or more increased by $3,783,000 during the quarter ended March 31, 2021 to $10,550,000, as compared to $6,767,000 at December 31, 2020. Non-performing loans were $28,941,000 at March 31, 2021, an increase of $2,077,000 and $10,986,000, respectively, from $26,864,000 and $17,955,000 as of December 31, 2020, and March 31, 2020, respectively.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented.

	March 31,	% of Total Loans	December 31,	% of Total Loans	March 31,	% of Total Loans
(dollars in thousands)	2021		2020		2020
Risk Rating:
Pass	$4,765,180	95.9%	$4,555,154	95.6%	$4,280,031	97.7%
Special Mention	143,677	2.9%	158,241	3.4%	63,169	1.4%
Substandard	58,120	1.2%	49,732	1.0%	35,862	0.9%
Total	$4,966,977		$4,763,127		$4,379,062

Classified loans to total loans	1.17%		1.04%		0.82%
Loans past due 30+ days to total loans	0.21%		0.14%		0.67%
The Company's loan portfolio for non-classified loans (loans graded special mention or better) remains generally consistent for the quarter ended March 31, 2021, as compared to the trailing quarter December 31, 2020, representing 98.8% and 99.0% of total loans outstanding, respectively. Loans risk graded special mention decreased by approximately $14,564,000 during the quarter ended March 31, 2021 as compared to the trailing quarter, while loans risk graded substandard increased by approximately $8,388,000 during the same periods. The change in both loan risk rating categories is largely due to the migration from special mention to substandard of three loans to separate borrowers, which totaled approximately $10,380,000. Only one of these loans is considered by management to be impaired as of March 31, 2021 and management believes that there is no ultimate risk of loss and therefore, no specific reserves have been recorded on this loan.
There were no additions to other real estate owned during the quarter ended March 31, 2021 and there was one sale for proceeds of approximately $576,000, which generated a gain of $51,000. As of March 31, 2021, other real estate owned consisted of six properties with a carrying value of $2,309,000.

Allocation of Credit Loss Reserves by Loan Type

	As of March 31, 2021		As of December 31, 2020		As of September 30, 2020
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$26,434	1.70%	$29,380	1.91%	$28,847	1.80%
CRE - Owner Occupied	9,874	1.54%	10,860	1.74%	9,625	1.66%
Multifamily	12,371	1.62%	11,472	1.79%	10,032	1.67%
Farmland	1,724	1.17%	1,980	1.30%	1,790	1.17%
Total commercial real estate loans	50,403	1.62%	53,692	1.82%	50,294	1.71%
Consumer:
SFR 1-4 1st Liens	10,665	1.66%	10,117	1.83%	8,937	1.72%
SFR HELOCs and Junior Liens	11,079	3.34%	11,771	3.59%	11,676	3.51%
Other	2,860	3.99%	3,261	4.20%	3,394	4.18%
Total consumer loans	24,604	2.36%	25,149	2.62%	24,007	2.57%

Commercial and Industrial	4,464	0.81%	4,252	0.81%	4,534	0.72%
Construction	5,476	2.47%	7,540	2.65%	7,640	2.68%
Agricultural Production	988	2.49%	1,209	2.74%	1,093	2.69%
Leases	6	0.13%	5	0.13%	7	0.19%
Allowance for credit losses	85,941	1.73%	91,847	1.93%	87,575	1.81%
Reserve for unfunded loan commitments	3,586		3,400		3,000
Total allowance for credit losses	$89,527	1.80%	$95,247	2.00%	$90,575	1.88%

For the periods presented in the table above and for purposes of calculating the "% of Loans Outstanding", PPP loans are included in the segment "Commercial and Industrial." PPP loans are fully guaranteed and therefore would not require any loss reserve allocation. Excluding the net outstanding balances of PPP loans from the ratio of the ACL to total loans results in a reserve ratio of approximately 1.87% as of March 31, 2021. In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of March 31, 2021, the unamortized discount associated with acquired loans totaled $22,652,000 and if aggregated with the ACL would collectively represent 2.18% of total gross loans and 2.36% of total loans less PPP loans.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	$ Change	% Change
ATM and interchange fees	$5,861	$5,747	$114	2.0%
Service charges on deposit accounts	3,269	3,518	(249)	(7.1)%
Other service fees	871	860	11	1.3%
Mortgage banking service fees	463	469	(6)	(1.3)%
Change in value of mortgage servicing rights	12	(376)	388	(103.2)%
Total service charges and fees	10,476	10,218	258	2.5%
Increase in cash value of life insurance	673	746	(73)	(9.8)%
Asset management and commission income	834	745	89	11.9%
Gain on sale of loans	3,247	3,460	(213)	(6.2)%
Lease brokerage income	110	173	(63)	(36.4)%
Sale of customer checks	119	111	8	7.2%
Gain on sale of investment securities	—	—	—	n/m
Loss on marketable equity securities	(53)	(8)	(45)	n/m
Other	704	1,135	(431)	(38.0)%
Total other non-interest income	5,634	6,362	(728)	(11.4)%
Total non-interest income	$16,110	$16,580	$(470)	(2.8)%
Non-interest income decreased $470,000 or 2.8% to $16,110,000 during the three months ended March 31, 2021 compared to $16,580,000 during the trailing quarter December 31, 2020. Mortgage loan origination volume declined slightly during the period ended March 31, 2021 as a result of an uptick in the interest rate environment, leading to a decrease in loans originated for sale and a $213,000 decrease in gain on sale of loans, as compared to the trailing quarter. Additionally, other non-interest income contributed $704,000 during the quarter ended March 31, 2021, a decrease of $431,000 from the trailing quarter. This decrease was primarily due to an absence of a one-time death benefit totaling $498,000 realized during the quarter ended December 31, 2020. As an offset to these decreases in non-interest income, the change in valuation of mortgage servicing rights increased by $12,000 during the quarter as the expected duration of loans serviced for others extended, which represented an improvement of $388,000 as compared to the trailing quarter ended December 31, 2020.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
ATM and interchange fees	$5,861	$5,111	$750	14.7%
Service charges on deposit accounts	3,269	4,046	(777)	(19.2)%
Other service fees	871	758	113	14.9%
Mortgage banking service fees	463	469	(6)	(1.3)%
Change in value of mortgage servicing rights	12	(1,258)	1,270	(101.0)%
Total service charges and fees	10,476	9,126	1,350	14.8%
Increase in cash value of life insurance	673	720	(47)	(6.5)%
Asset management and commission income	834	916	(82)	(9.0)%
Gain on sale of loans	3,247	891	2,356	264.4%
Lease brokerage income	110	193	(83)	(43.0)%
Sale of customer checks	119	124	(5)	(4.0)%
Gain on sale of investment securities	—	—	—	n/m
Gain on marketable equity securities	(53)	47	(100)	(212.8)%
Other	704	(197)	901	(457.4)%
Total other non-interest income	5,634	2,694	2,940	109.1%
Total non-interest income	$16,110	$11,820	$4,290	36.3%
In addition to the discussion above within the non-interest income for the three months ended March 31, 2021 and trailing December 31, 2020, deposit account related fee revenue has declined $777,000 or 19.2% during the three months ended March 31, 2021 when compared to the same period in the prior year as a result of the pandemic related stimulus which has bolstered average deposit balances and reduced the volume of transactions with fees such as minimum account balance charges and non-sufficient funds. As an offset, social distancing guidelines resulted in more online and debit card payment transactions benefiting ATM and interchange fees, which increased by $750,000 or 14.7% over the same quarter in the prior year.
Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three Months Ended
(dollars in thousands)	March 31, 2021	December 31, 2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$15,511	$16,510	$(999)	(6.1)%
Incentive compensation	3,580	2,342	1,238	52.9%
Benefits and other compensation costs	6,239	9,621	(3,382)	(35.2)%
Total salaries and benefits expense	25,330	28,473	(3,143)	(11.0)%
Occupancy	3,726	3,815	(89)	(2.3)%
Data processing and software	3,202	2,919	283	9.7%
Equipment	1,517	1,293	224	17.3%
Intangible amortization	1,431	1,430	1	0.1%
Advertising	380	762	(382)	(50.1)%
ATM and POS network charges	1,246	1,536	(290)	(18.9)%
Professional fees	594	823	(229)	(27.8)%
Telecommunications	581	618	(37)	(6.0)%
Regulatory assessments and insurance	612	601	11	1.8%
Postage	198	377	(179)	(47.5)%
Operational losses	209	609	(400)	(65.7)%
Courier service	294	401	(107)	(26.7)%
Gain on sale or acquisition of foreclosed assets	(51)	(177)	126	n/m
Loss on disposal of fixed assets	—	30	(30)	(100.0)%
Other miscellaneous expense	2,349	2,235	114	5.1%
Total other non-interest expense	16,288	17,272	(984)	(5.7)%
Total non-interest expense	$41,618	$45,745	$(4,127)	(9.0)%
Average full-time equivalent staff	1,024	1,030	(6)	(0.6)%

Non-interest expense for the quarter ended March 31, 2021 decreased $4,127,000 or 9.0% to $41,618,000 as compared to $45,745,000 during the trailing quarter ended December 31, 2020. Salaries, net of deferred loan origination costs decreased by $999,000 to $15,511,000 for the three months ended March 31, 2021 due to a decrease in average full-time equivalent staff, in addition to a $404,000 increase in the total amount of deferred salaries attributed to loan production. Incentive compensation increased by $1,238,000 or 52.9% to $3,580,000 during the quarter ended March 31, 2021 as compared to the trailing period, as a result of the organic loan growth and strong overall Company performance during the quarter. Benefits and other compensation costs decreased by $3,382,000 to $6,239,000 during the quarter, primarily as a result of decreases in expenses associated with retirement obligations and group insurance costs.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended March 31,
(dollars in thousands)	2021	2020	$ Change	% Change
Base salaries, net of deferred loan origination costs	$15,511	$17,623	$(2,112)	(12.0)%
Incentive compensation	3,580	3,101	479	15.4%
Benefits and other compensation costs	6,239	6,548	(309)	(4.7)%
Total salaries and benefits expense	25,330	27,272	(1,942)	(7.1)%
Occupancy	3,726	3,875	(149)	(3.8)%
Data processing and software	3,202	3,367	(165)	(4.9)%
Equipment	1,517	1,512	5	0.3%
Intangible amortization	1,431	1,431	—	—%
Advertising	380	665	(285)	(42.9)%
ATM and POS network charges	1,246	1,373	(127)	(9.2)%
Professional fees	594	703	(109)	(15.5)%
Telecommunications	581	725	(144)	(19.9)%
Regulatory assessments and insurance	612	95	517	544.2%
Postage	198	290	(92)	(31.7)%
Operational losses	209	221	(12)	(5.4)%
Courier service	294	331	(37)	(11.2)%
Gain on sale or acquisition of foreclosed assets	(51)	(41)	(10)	24.4%
Loss on disposal of fixed assets	—	—	—	n/m
Other miscellaneous expense	2,349	2,930	(581)	(19.8)%
Total other non-interest expense	16,288	17,477	(1,189)	(6.8)%
Total non-interest expense	$41,618	$44,749	$(3,131)	(7.0)%
Average full-time equivalent staff	1,024	1,165	(141)	(12.1)%
Non-interest expense decreased by $3,131,000 or 7.0% to $41,618,000 during the three months ended March 31, 2021 as compared to $44,749,000 for the three months ended March 31, 2020. For reasons similar to those discussed above, salary and benefit expense decreased by $1,942,000 or 7.1% to $25,330,000 during the three months ended March 31, 2021 as compared to $27,272,000 for the same period in 2020. During the three months ended March 31, 2021, the 140 decline in average full-time equivalent employees benefited employee salary expense by $1,591,000, and increases in capitalized salary costs from loan origination activities reduced the expense an additional $445,000, respectively, as compared to the quarter ended March 31, 2020. Miscellaneous expenses also decreased during the period by $581,000 or 19.8% to $2,349,000 as compared to the same period in 2020, which is primarily attributed to precautionary reductions in travel and outside training expenses associated that began late in the first quarter of 2020.
Offsetting these decreases were larger regulatory assessment and insurance costs, which increased to a normalized quarterly rate of $612,000 during the period, an increase of $517,000 as compared to the first quarter of 2020, during which the FDIC issued a regulatory assessment credit of $437,000.

Provision for Income Taxes
The Company’s effective tax rate was 28.4% for the year ended March 31, 2021, as compared to 25.8% for the year ended December 31, 2020. The reduced effective tax rate in the prior year was made possible through the provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which provided the Company with an opportunity to file amended tax returns and generate proposed refunds of approximately $805,000. Other differences between the Company's effective tax rate and applicable federal and state statutory rates are due to the proportion of non-taxable revenue and low income housing tax credits as compared to the levels of pre-tax earnings.

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on economic and business environments in which the Company operates; the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the COVID-19 global pandemic, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan portfolio, the market value of our investment securities, the availability of sources of funding and the demand for our products; the costs or effects of mergers, acquisitions or dispositions we may make; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the timing and effects of the implementation of the current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; our noninterest expense and the efficiency ratio; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; the challenges of integrating and retaining key employees; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks and the cost to defend against such attacks; change to U.S. tax policies, including our effective income tax rate; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the discontinuation of the London Interbank Offered Rate and other reference rates; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which has been filed with the Securities and Exchange Commission (the “SEC”) and are available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenue and Expense Data
Interest income	$67,916	$68,081	$65,438	$67,148	$66,517
Interest expense	1,476	1,659	1,984	2,489	3,325
Net interest income	66,440	66,422	63,454	64,659	63,192
Provision for (benefit from) credit losses	(6,060)	4,850	7,649	22,244	8,070
Noninterest income:
Service charges and fees	10,476	10,218	10,469	8,168	9,126
Gain on sale of investment securities	—	—	7	—	—
Other income	5,634	6,362	4,661	3,489	2,694
Total noninterest income	16,110	16,580	15,137	11,657	11,820
Noninterest expense:
Salaries and benefits	25,330	28,473	29,321	27,055	27,272
Occupancy and equipment	5,243	5,108	4,989	4,748	5,387
Data processing and network	4,448	4,455	4,875	4,867	4,740
Other noninterest expense	6,597	7,709	7,529	8,880	7,350
Total noninterest expense	41,618	45,745	46,714	45,550	44,749
Total income before taxes	46,992	32,407	24,228	8,522	22,193
Provision for income taxes	13,343	8,750	6,622	1,092	6,072
Net income	$33,649	$23,657	$17,606	$7,430	$16,121
Share Data
Basic earnings per share	$1.13	$0.80	$0.59	$0.25	$0.53
Diluted earnings per share	$1.13	$0.79	$0.59	$0.25	$0.53
Dividends per share	$0.25	$0.22	$0.22	$0.22	$0.22
Book value per common share	$31.71	$31.12	$30.31	$29.76	$28.91
Tangible book value per common share (1)	$23.72	$23.09	$22.24	$21.64	$20.80
Shares outstanding	29,727,122	29,727,214	29,769,389	29,759,209	29,973,516
Weighted average shares	29,727,182	29,756,831	29,763,898	29,753,699	30,394,904
Weighted average diluted shares	29,904,974	29,863,478	29,844,396	29,883,193	30,522,842
Credit Quality
Allowance for credit losses to gross loans	1.73%	1.93%	1.81%	1.66%	1.32%
Loans past due 30 days or more	$10,550	$6,767	$10,522	$16,622	$28,693
Total nonperforming loans	$28,941	$26,864	$22,963	$20,730	$17,955
Total nonperforming assets	$31,250	$29,708	$25,020	$22,652	$20,184
Loans charged-off	$226	$560	$194	$491	$510
Loans recovered	$560	$382	$381	$230	$892
Selected Financial Ratios
Return on average total assets	1.75%	1.24%	0.95%	0.43%	1.00%
Return on average equity	14.51%	10.37%	7.79%	3.39%	7.14%
Average yield on loans, excluding PPP	5.02%	5.04%	5.02%	5.17%	5.23%
Average yield on interest-earning assets	3.82%	3.88%	3.83%	4.26%	4.57%
Average rate on interest-bearing deposits	0.10%	0.12%	0.15%	0.20%	0.29%
Average cost of total deposits	0.06%	0.07%	0.09%	0.12%	0.19%
Average rate on borrowings & subordinated debt	2.42%	2.43%	2.49%	3.25%	3.89%
Average rate on interest-bearing liabilities	0.15%	0.17%	0.20%	0.27%	0.37%
Net interest margin (fully tax-equivalent) (1)	3.74%	3.79%	3.72%	4.10%	4.34%
Loans to deposits	72.37%	73.21%	76.12%	76.84%	81.05%
Efficiency ratio	50.42%	55.11%	59.44%	59.69%	59.66%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,712	$1,960	$1,876	$2,587	$1,748
All other loan interest income (excluding PPP) (1)	$52,861	$53,379	$53,560	$53,466	$54,510
Total loan interest income (excluding PPP) (1)	$54,573	$55,339	$55,436	$56,053	$56,258
(1) Non-GAAP measure

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Cash and due from banks	$609,522	$669,551	$652,582	$705,852	$185,466
Securities, available for sale, net	1,685,076	1,417,289	1,145,989	999,313	1,005,006
Securities, held to maturity, net	260,454	284,563	310,696	337,165	359,770
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	3,995	6,268	6,570	8,352	2,695
Loans:
Commercial loans	590,201	570,202	673,281	667,263	285,830
Consumer loans	382,649	385,451	400,711	416,490	428,313
Real estate mortgage loans	3,772,518	3,522,639	3,466,307	3,437,960	3,422,440
Real estate construction loans	221,609	284,835	286,039	279,692	242,479
Total loans, gross	4,966,977	4,763,127	4,826,338	4,801,405	4,379,062
Allowance for credit losses	(85,941)	(91,847)	(87,575)	(79,739)	(57,911)
Total loans, net	4,881,036	4,671,280	4,738,763	4,721,666	4,321,151
Premises and equipment	82,338	83,731	84,856	85,292	86,304
Cash value of life insurance	119,543	118,870	120,026	119,254	118,543
Accrued interest receivable	19,442	20,004	19,557	20,337	18,575
Goodwill	220,872	220,872	220,872	220,872	220,872
Other intangible assets	16,402	17,833	19,264	20,694	22,126
Operating leases, right-of-use	27,540	27,846	28,879	29,842	30,221
Other assets	88,142	84,172	84,495	74,182	86,330
Total assets	$8,031,612	$7,639,529	$7,449,799	$7,360,071	$6,474,309
Deposits:
Noninterest-bearing demand deposits	$2,766,510	$2,581,517	$2,517,819	$2,487,120	$1,883,143
Interest-bearing demand deposits	1,465,915	1,414,908	1,346,716	1,318,951	1,243,192
Savings deposits	2,302,927	2,164,942	2,099,780	2,043,593	1,857,684
Time certificates	328,048	344,567	376,273	398,594	418,679
Total deposits	6,863,400	6,505,934	6,340,588	6,248,258	5,402,698
Accrued interest payable	970	1,362	1,571	1,734	1,986
Operating lease liability	27,780	27,973	28,894	29,743	30,007
Other liabilities	102,955	94,597	91,902	98,684	96,560
Other borrowings	36,226	26,914	27,055	38,544	19,309
Junior subordinated debt	57,742	57,635	57,527	57,422	57,323
Total liabilities	7,089,073	6,714,415	6,547,537	6,474,385	5,607,883
Common stock	531,367	530,835	531,075	530,422	534,623
Retained earnings	408,211	381,999	365,611	354,645	356,935
Accum. other comprehensive income (loss)	2,961	12,280	5,576	619	(25,132)
Total shareholders’ equity	$942,539	$925,114	$902,262	$885,686	$866,426
Quarterly Average Balance Data
Average loans, excluding PPP	$4,407,150	$4,363,873	$4,389,672	$4,363,481	$4,329,357
Average interest-earning assets	$7,239,726	$6,998,582	$6,815,495	$6,365,865	$5,883,750
Average total assets	$7,808,912	$7,570,952	$7,380,961	$7,027,735	$6,506,587
Average deposits	$6,653,754	$6,341,175	$6,278,638	$5,937,294	$5,395,933
Average borrowings and subordinated debt	$90,397	$90,085	$91,225	$83,685	$80,062
Average total equity	$940,775	$907,468	$898,986	$880,405	$908,633
Capital Ratio Data
Total risk based capital ratio	15.1%	15.2%	15.2%	15.1%	15.1%
Tier 1 capital ratio	13.9%	14.0%	14.0%	13.9%	13.9%
Tier 1 common equity ratio	12.9%	12.9%	12.9%	12.8%	12.8%
Tier 1 leverage ratio	10.0%	9.9%	10.0%	10.3%	11.2%
Tangible capital ratio (1)	9.1%	9.3%	9.2%	9.1%	10.0%
(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,712	$1,960	$1,748
Effect on average loan yield	0.16%	0.18%	0.16%
Effect on net interest margin (FTE)	0.10%	0.11%	0.12%
Net interest margin (FTE)	3.74%	3.79%	4.34%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.64%	3.68%	4.22%
PPP loans yield, net:
Amount (included in interest income)	$5,863	$5,676	none
Effect on net interest margin (FTE)	0.15%	0.11%	none
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.59%	3.68%	none
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$7,575	$7,636	$1,748
Effect on net interest margin (FTE)	0.25%	0.23%	0.12%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.48%	3.56%	4.22%

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$33,649	23,657	$16,121
Exclude income tax expense	13,343	8,750	6,072
Exclude provision (benefit) for credit losses	(6,060)	4,850	8,070
Net income before income tax and provision expense (Non-GAAP)	$40,932	$37,257	$30,263

Average assets (GAAP)	$7,808,912	$7,570,952	$6,506,587
Average equity (GAAP)	940,775	907,468	908,633

Return on average assets (GAAP) (annualized)	1.75%	1.24%	1.00%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	2.13%	1.96%	1.87%
Return on average equity (GAAP) (annualized)	14.51%	10.37%	7.14%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	17.65%	16.33%	13.40%

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Return on tangible common equity
Average total shareholders' equity	$940,775	$907,468	$908,633
Exclude average goodwill	220,872	220,872	220,872
Exclude average other intangibles	17,118	18,549	22,842
Average tangible common equity (Non-GAAP)	$702,785	$668,047	$664,919

Net income (GAAP)	$33,649	$23,657	$16,121
Exclude amortization of intangible assets, net of tax effect	1,008	1,007	1,008
Tangible net income available to common shareholders (Non-GAAP)	$34,657	24,664	$17,129

Return on average equity	14.51%	10.37%	7.14%
Return on average tangible common equity (Non-GAAP)	20.00%	14.69%	10.36%

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Tangible common shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$942,539	$925,114	$902,262	$885,686	$866,426
Exclude goodwill and other intangible assets, net	237,274	238,705	240,136	241,566	242,998
Tangible s/h equity (Non-GAAP)	$705,265	$686,409	$662,126	$644,120	$623,428

Total assets (GAAP)	$8,031,612	$7,639,529	$7,449,799	$7,360,071	$6,474,309
Exclude goodwill and other intangible assets, net	237,274	238,705	240,136	241,566	242,998
Total tangible assets (Non-GAAP)	$7,794,338	$7,400,824	$7,209,663	$7,118,505	$6,231,311

Common s/h equity to total assets (GAAP)	11.74%	12.11%	12.11%	12.03%	13.38%
Tangible common shareholders' equity to tangible assets (Non-GAAP)	9.05%	9.27%	9.18%	9.05%	10.00%

	Three months ended
(dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Tangible common shareholders' equity per share
Tangible s/h equity (Non-GAAP)	$705,265	$686,409	$662,126	$644,120	$623,428
Tangible assets (Non-GAAP)	7,794,338	7,400,824	7,209,663	7,118,505	6,231,311

Common shares outstanding at end of period	29,727,122	29,727,214	29,769,389	29,759,209	29,973,516

Common s/h equity (book value) per share (GAAP)	$31.71	$31.12	$30.31	$29.76	$28.91
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$23.72	$23.09	$22.24	$21.64	$20.80

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